Exhibit 10.1
November 8, 2010
Mr. Timothy L. Frank
Conn’s, Inc.
Chief Executive Officer
3295 College Street
Beaumont, TX 77701
Dear Mr. Frank:
     Stephens Inc. (“Stephens”) is pleased to act as financial advisor to Conn’s, Inc. (the “Company”) in connection with assisting the Company in evaluating its potential capital and financing alternatives, whether debt or equity, its existing and proposed debt financing arrangements and its potential equity or equity-linked capital alternatives, including its proposed rights offering to the holders of the outstanding common stock of the Company (the “Offering”). This letter will confirm our mutual understanding of the terms and conditions on which Stephens will provide financial advisory services to the Company. The terms of any financing arrangement, including in connection with the Offering, will be subject to the Company’s approval, and Stephens is not authorized to make any agreement or commitment on behalf of the Company.
     In connection with this engagement, Stephens has provided or will provide the following services:
1)	assist the Company in evaluating its existing capital structure and in evaluating potential financing strategies and alternatives;

2)	assist the Company in evaluating its debt financing arrangements and in evaluating potential new or revised debt financing arrangements;

3)	assist the Company in evaluating and structuring one or more equity or equity-linked financing arrangements, including developing a strategy therefor and developing and evaluating structure, timing and other terms related thereto;

4)	assist the Company in formulating a strategy for refinancing its debt facilities and in developing the structure, pricing and timing of its proposed debt refinancing transactions;

5)	assist the Company with identifying potential lenders to be contacted in connection with the proposed refinancing of its debt facilities and with developing negotiation strategies and conducting negotiations with respect to its potential debt refinancing transactions; and

6)	provide such other investment banking services as may be customarily provided

November 8, 2010

by Stephens in connection with any of the foregoing and as may be mutually agreed upon by Stephens and the Company.
     As compensation for Stephens’ services, the Company will pay to Stephens a financial advisory fee in the amount equal to 3.75% of the total aggregate subscription price received by the Company from the exercise of Rights upon the closing of the Offering and the related debt refinancing transactions (the “Refinancing Transactions” and together with the Offering, the “Transactions”). In addition, the Company will pay or directly reimburse Stephens for one-half of the cost of outside counsel fees incurred by Stephens relating to any filings required to be made with the Financial Industry Regulatory Authority, Inc., but will not reimburse Stephens for any other expenses or costs (including additional outside counsel fees).
     Stephens and the Company acknowledge that an independent financial advisor will be engaged by the Rights Committee of the Company’s Board of Directors and will independently advise the Rights Committee regarding the Offering and the pricing of the Company.
     Stephens’ engagement as financial advisor (the “Engagement Period”) will terminate on the earlier of (i) the closing of the Transactions and (ii) six months from the date hereof, unless extended by mutual written consent. All provisions of the indemnification and contribution rider attached hereto as Exhibit A shall survive any expiration or termination of this engagement agreement.
     The Company will furnish Stephens with such information as Stephens believes appropriate to its assignment. The Company recognizes and confirms that, in performing the services contemplated by this letter, Stephens: (i) will use and rely primarily on the information provided by the Company and on information available from public sources, which may include information available through subscription services (collectively, the “Information”); (ii) does not assume responsibility for the reliability, accuracy or completeness of the Information and does not undertake to independently verify the Information; (iii) will not perform any audit (financial or otherwise) or forensic accounting services; (iv) will not make an appraisal of any assets or liabilities of the Company or of any potential transaction counterparties or otherwise assess the solvency for bankruptcy law purposes of the Company or of any potential transaction counterparties; and (v) with respect to any financial forecasts (including cost savings) that may be furnished to or discussed with Stephens by the Company or any other person in connection with any proposed transaction, will assume that such forecasts have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company’s or such other person’s management. The Company will promptly advise Stephens if any Information previously provided becomes inaccurate or is required to be updated. The form and content of the registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the Offering, including the prospectus and the prospectus supplement relating thereto and the documents incorporated by reference therein (collectively, the “Prospectus”), and any amendments or

November 8, 2010

supplements thereto, used by the Company in connection with the Offering shall be approved by the Company and shall be the property of the Company. The Company will advise Stephens promptly, after it receives notice, or otherwise becomes aware, of (i) the issuance by the Commission or any other agency of any comment or order or the taking of any other action concerning the Offering, including any stop order with respect to the registration statement (and, if in writing, the Company will furnish you with a copy thereof. The Company represents, warrants and covenants to Stephens that: on the effective date and at the launch date of the Offering and at the expiration time of the Offering, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) promulgated by the Commission under the Securities Act of 1933 in connection with the Offering and on the closing date of the Offering, the Prospectus (together with any amendment or supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     Please note that in the ordinary course of business Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or any other party that may be involved in a financing transaction.
     The Company agrees to indemnify and hold Stephens harmless as provided in the indemnification and contribution rider attached hereto as Exhibit A. This agreement and its Exhibits, including (but not limited to) the indemnification and contribution exhibit, incorporate the entire understanding of the parties with respect to this engagement of Stephens by the Company and supersede all previous agreements regarding such engagement, should any exist.
This agreement has been and is made solely for the benefit of Stephens, the Company and the persons, agents, employees, officers, directors and controlling persons referred to in the indemnification and contribution exhibit and their respective successors, assigns and heirs, and no other person shall acquire or have any right under or by virtue of this agreement. Stephens shall act as an independent contractor and shall be deemed not to be a fiduciary under this engagement agreement. Any duties arising out of Stephens’ engagement hereunder shall be owed solely to the Company.

     If this letter correctly states our agreement, please so indicate by signing below and returning a signed copy to us. Upon receipt of a signed copy of this letter, the terms of such letter shall constitute a binding agreement between Stephens and the Company.

Very truly yours, STEPHENS INC.
By:

ACCEPTED THIS ____ DAY OF NOVEMBER, 2010.
Conn’s, Inc.

By:

Title:

Conn’s Inc.
November 8, 2010
EXHIBIT A
INDEMNIFICATION AND CONTRIBUTION
          (a) The Company will indemnify and hold harmless Stephens Inc. (“Stephens”) and its affiliates, and their respective officers, directors, advisors, representatives, agents, employees, and each other person controlling Stephens or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each such party, including Stephens, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities, joint or several (collectively, “Damages”), related to or arising out of any matter referred to in the engagement letter to which this Exhibit is appended (the “Agreement”), including an Indemnified Person’s services thereunder, except to the extent such Damages are finally, judicially determined to have resulted directly and primarily from the bad faith, gross negligence or willful misconduct of an Indemnified Person,
     (b) The Company will also reimburse each Indemnified Person promptly upon request for all expenses (including without limitation reasonable fees and disbursements of legal counsel, and usual and customary expenses for an Indemnified Person’s involvement in discovery proceedings or testimony) incurred in connection with any threatened or commenced inquiry, investigation, action or legal, administrative or judicial proceeding (collectively, “Proceedings”), related to or arising out of any matter referred to in the Agreement, including an Indemnified Person’s services thereunder. The reimbursement obligations contained herein shall apply whether or not Stephens or any other Indemnified Person is a formal party to any Proceeding and are intended to cover, among other things, reimbursement of expenses incurred for reviewing, investigating or responding to, or otherwise in connection with, any claims, demands, allegations, discovery requests, depositions, investigative testimony, hearings, arbitrations, trials, appeals or other proceedings related to or arising out of any matter referred to in the Agreement, including an Indemnified Person’s services thereunder. In the event that any reimbursed expenses are finally, judicially determined to have resulted directly and primarily from such Indemnified Person’s bad faith, gross negligence or willful misconduct in performing the services which are the subject of the Agreement, Stephens shall promptly refund to the Company the portion of amounts advanced under this Exhibit in respect of reimbursement of expenses that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person who is the subject of such determination.
     (c) The Company and Stephens agree that if, for any reason, any indemnification or reimbursement sought pursuant to this Exhibit is unavailable or is insufficient to hold any Indemnified Person harmless, then, whether or not Stephens is the person entitled to indemnification, the Company and Stephens shall each contribute to amounts paid or payable by the Indemnified Person in respect of the Damages and expenses (including all legal and other fees and expenses incurred in defending any action or claim) for which such indemnification or reimbursement is unavailable or insufficient, in such proportion as is appropriate to reflect (i) the relative benefits received (or anticipated to be received) by the Company and its stockholders, on the one hand, and Stephens, on the other, in connection with the transaction(s) contemplated in the Agreement and (ii) such parties’ relative fault in connection with the matters as to which such Damages related, as well as any relevant equitable considerations; provided that in no event shall the amount to be contributed by Stephens exceed the amount of fees actually received by Stephens under the Agreement (excluding any amounts received by Stephens as reimbursement of expenses). It is hereby agreed that the relative benefits to the Company and its stockholders, on the one hand, and Stephens, on the other hand, with respect to the Agreement shall be deemed to be in the same proportion as (x) the total value paid, transferred, exchanged or received or proposed to be paid, transferred, exchanged or received by the Company or its stockholders, as the case may be, in connection with any transaction (whether or not consummated) bears to (y) the fee(s) paid or payable to Stephens in connection with the Agreement. The Company and Stephens agree that it would not be just and equitable if contribution pursuant to this clause (c) were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to herein.
     (d) The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Agreement, except for liability for Damages which are finally, judicially determined to have resulted directly and primarily from the bad faith, gross negligence or willful misconduct of the Indemnified Person. In no event shall any Indemnified Person be responsible for any indirect, special or consequential damages, even if the Indemnified Person is advised of the possibility thereof.
     (e) Promptly after receipt by an Indemnified Person under this paragraph (e) of notice of the commencement of any Proceeding, such Indemnified Person will, if a claim in respect thereof is to be made against the Company under this paragraph (e), notify the Company in writing of the commencement thereof; but the failure so to notify the Company (i) will not relieve it from Damages under paragraph (a) hereof unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses and (ii) will not, in any event, relieve the Company from any obligations to any Indemnified Person other than the indemnification obligation provided in paragraph (a).
     (f) The Company will promptly notify an Indemnified Person of the assertion against the Indemnified Person or any other person of any claim or the commencement of any inquiry, investigation, action or proceeding, of which the Company has knowledge, relating to or arising out of any matter referred to in the Agreement, including an Indemnified Person’s services under the Agreement.
     (g) The Company and Stephens agree to consult in advance with one another with respect to the terms of any proposed waiver, release or settlement of any Proceeding to which the Company or an Indemnified Person may be subject as a result of the matters contemplated by the

Agreement and further agree not to enter into any such waiver, release or settlement without the prior written consent of one another (which consent shall not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of the Company or such Indemnified Person, as the case may be, from all liability arising out of such Proceeding.
     (h) The agreements of the Company under this Annex shall be in addition to any liabilities the Company may otherwise have, shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Person, and shall apply whether or not Stephens or any other Indemnified Person is a formal party to any Proceeding. The Company and Stephens irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this Exhibit, the Agreement or the performance of services under this Agreement.
(i) The foregoing agreements shall apply to any modification or extension of the Agreement, and shall remain in full force and effect following the termination of the Agreement, whether as a result of the completion of services or otherwise.